SCHEDULE 14A
                                 (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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                   PROTECT YOUR INVESTMENT IN POST PROPERTIES
                            VOTE THE GOLD PROXY CARD

April 28, 2003

Dear Shareholder,

We are pleased to enclose our proxy materials, and encourage you to read them carefully and then vote the enclosed GOLD proxy card.

As you may know, I am Post's largest equity holder, and I am extremely disappointed with the performance of the Company. At this point, I feel there is no recourse other than to replace the existing Board, including members of senior management, with a team of business and real estate professionals who are committed to enhancing value for all Post shareholders. That is why I am asking you to join with me in electing an independent slate of nominees to serve as directors who will work more effectively in the best interests of all shareholders.

Over the past few weeks, management at Post has tried to distract you from the real and critical issues I have raised by attacking me personally as the focal point of their campaign. This crisis is not about me, or any other one person, or about Post's past. This crisis is about Post's future and the changes that need to be made now to protect that future and your investment. Post's Board and management don't appear to understand the issues foremost in the minds of shareholders. They have devoted so much time and attention to personal criticisms that they have not bothered to talk substantively to you about the issues that really matter:

>> How are they going to enhance value for all shareholders? Measured against a peer group of 16 companies, in 2002 Post's stock price performance and total returns ranked DEAD LAST.
>>     How are they planning for the future of our Company?
>> How are they going to improve operations that, measured against the same peer group of 16 companies, ranked DEAD LAST in 2002 same store revenue growth, same store NOI growth, G&A expense margin, and THIRD TO LAST in same store occupancy?
>> When are they going to implement shareholder-friendly corporate governance, consistent with new standards of behavior in corporate America?

We believe that a pattern of partial disclosure and incomplete and evasive statements is emerging at Post. Shareholders have a right to know the complete and accurate answers to these and other important questions.

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


o Why did Post's Board and management fail to disclose that over a month ago they refused to even discuss a bona fide, all cash acquisition proposal from a highly qualified third party, at a 13.3% premium to Post's then-market price? Only with the bright light of this proxy contest on them did they disclose the proposal, and even then, they disclosed the proposal incompletely.

o Why were Post's CFO and an Executive Vice President terminated with an inexplicable and unacceptable delay between the decision and the time it was announced to shareholders? Why have they still not disclosed the reasons for these terminations - two weeks after they were announced? Why is the incumbent Board and management rewarding executives they had just fired, particularly if these executives were terminated for unsatisfactory performance? So far, management has only provided a weak response, one that I find totally unacceptable.

   Why did the Company's amended proxy fail to clearly quantify the aggregate value of the severance packages, including an unprecedented forgiveness of loans, to Fox and Gray? In the Company's amended proxy filed on April 23, 2003, Post's creative drafting failed to state the total amount of loan forgiveness to Fox and Gray.

   And what justification can the Board and management possibly have for substantially increasing the severance payments for Fox and Gray simply if our slate of nominees wins?

o What are the company's financial arrangements with Bob Goddard? On February 20, 2003, Mr. Goddard succeeded me as chairman and immediately thereafter moved himself into the Post corporate offices as a full-time employee. Yet, despite my request to do so, the Company has failed to provide details of his employment and financial package with Post. Is the company planning to wait until sometime subsequent to the shareholder vote on May 22, 2003 to disclose such to the owners of the Company?

Instead of answers and transparency, Post is retreating into a fortress of personal attacks, attempting to support its position by citing the comments of supposed financial community outsiders. Here again they have failed to disclose an important point: that several of those quotes are from people who actually work for institutions to which the company has paid advisory and other fees.

What other material information does the Post Board and management possess that they're not sharing with us and with shareholders who are evaluating their voting decision?

Shareholders have suffered because, in my opinion, a majority of the incumbent Board and management lack the proven experience to manage in difficult times.

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

Moreover, by their unwillingness to explore --or even consider -- all avenues to enhance shareholder value, I believe they have shown a disregard for their fiduciary responsibility to restore and build value for all shareholders. If they have a strategy and operating plan, it has not been working.

Time has run out. While Post's Board and management have focused on personal attacks, Post shareholders' interests are being ignored.

2002-2003 Price Performance

[GRAPH DEPICTING PRICE PERFORMANCE COMPARISON BETWEEN POST PROPERTIES, INC. AND PEER GROUP]
Source: Bloomberg L.P.

DECISIVE ACTION MUST BE TAKEN NOW TO REVERSE POST'S FORTUNES. WE HAVE A PLAN TO RESTORE VALUE AND INVESTOR CONFIDENCE THAT INCLUDES:

1. OBJECTIVELY EVALUATING ALL STRATEGIC ALTERNATIVES AND SETTING UP A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS to explore, among other things, operational changes, asset sales coupled with a share repurchase program and repayment of debt on a leverage-neutral basis, and the possibility of a sale of Post Properties as a whole through a merger or other business combination.

2. IMPLEMENTING SHAREHOLDER-FRIENDLY CORPORATE GOVERNANCE, including:
o     The elimination of the staggered Board,
o Shareholder approval for granting options and restricted stock to the CEO and other directors,
o Shareholder approval before adopting a shareholder rights plan (poison pill),
o Not to opt-in to or utilize Georgia's anti-takeover statutes without prior shareholder approval, and


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

o Modification of the Company's articles of incorporation to allow investors who meet certain criteria related to preserving the Company's REIT status to accumulate larger stakes in Post.

3. IMPROVING OPERATING PERFORMANCE, by:
o Re-establishing Post's corporate culture and brand image based on employee training, high standards and commitment to customer satisfaction,
o     Establishing appropriate criteria for asset sales and use of proceeds with proper Board oversight on all such decisions, and
o Undertaking appropriate G&A cuts, including corporate rightsizing and closure of the Dallas corporate office.

4. REPLACING SENIOR MANAGEMENT. Compared with the current team, our team is better equipped and has its interests better aligned with all shareholders. Please refer to page 13 in our proxy statement for information on the qualifications and experience of the members of our team.

5. ACTIVATING AND RECONSTITUTING THE BOARD'S STRATEGIC PLANNING COMMITTEE, with directors who have extensive experience in the multifamily real estate industry, and the time to meet monthly until the Company's operating performance is acceptable.

We need to focus on Post's future. The incumbent Board and management have left shareholders with more questions than answers. Let's elect an independent slate of executives and real estate professionals to serve as directors who will work more effectively in your best interests.

If you have already mailed your white proxy and wish to change your vote, you have every legal right to do so. Please sign, date and mail the GOLD proxy card. Only the latest dated vote will be counted at the meeting. We urge you to act promptly.

 To restore value and investor confidence in Post Properties, sign and return your GOLD proxy card when you receive it.

For more details and updates, visit WWW.POSTSHAREHOLDERS.COM
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